Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Barry A. Rothman	Gary Geraci
Onstream Media Corporation	Equity Performance Group
954-917-6655	617-723-2373
brothman@onstreammedia.com	gary@equityperfgp.com
www.equityperformancegroup.com

Onstream Media Corporation Regains NASDAQ Listing Compliance

POMPANO BEACH, FL - December 5, 2006 - Onstream Media Corporation (NASDAQ: ONSM), a leading online service provider of live and on-demand, digital media communications and applications, announced today that it has regained NASDAQ listing compliance.

Onstream Media received a letter from the NASDAQ Listing Qualifications Department, dated December 4, 2006. The letter states that the Company, by having met the $1.00 per share or greater minimum closing bid price requirement for a minimum of 10 consecutive business days, is in compliance with NASDAQ Marketplace Rule 4310(c)(4), a pre-requisite for continued listing on the NASDAQ Capital Market.

About Onstream Media:

Founded in 1993, Onstream Media Corporation (NASDAQ: ONSM) is a leading online service provider of live and on-demand, digital media communications and applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides its customers with the necessary tools for webcasting, web conferencing and webinars as well as managing digital assets, publishing content on the Internet in various files and formats and establishing e-commerce storefronts to transact business online.

All of Onstream Media’s services are focused on increasing productivity and revenues, and reducing capital expenditures and operational costs for any organization in an affordable and highly secure environment. As a result, 78% of the Fortune 100 CEOs and CFOs and almost half of the Fortune 1000 companies have used Onstream Media’s services. Select Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Discovery Education, Disney, MGM, Deutsche Bank, Rodale, Inc., Thomson Financial/CCBN, PR Newswire and the U.S. Government. For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

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Forward Looking Statements:

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements.

In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to, fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

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